UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 31, 2014

COMPUWARE CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  000-20900

Michigan	38-2007430
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Campus Martius, Detroit, Michigan	48226-5099
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (313) 227-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01:	Completion of Acquisition or Disposition of Assets.

On October 31, 2014, Compuware Corporation (“Compuware”) announced that it has completed its previously announced distribution of an aggregate of 31,384,920 shares of common stock of Covisint Corporation (“Covisint”), as a pro rata dividend on shares of Compuware common stock, and on shares of Compuware common stock deliverable under restricted stock units relating to Compuware common stock (“RSUs”), outstanding at the close of business on the record date of October 20, 2014.  Based on the number of Compuware shares outstanding and shares deliverable under RSUs as of the record date, holders of Compuware common stock received 0.14025466 shares of Covisint common stock in the distribution with respect to each outstanding share of Compuware common stock they owned at the close of business on the record date, and holders of RSUs received 0.14025466 shares of Covisint common stock in the distribution with respect to each share of Compuware common stock deliverable under the RSUs they held at the close of business on the record date.

In September 2013, Covisint completed its initial public offering of 7,360,000 shares of its common stock representing approximately 19.7% of the economic interest in and the voting power of, its capital stock for a purchase price of $10.00 per share (the “IPO”).  Prior to the IPO, Covisint was a wholly-owned subsidiary of Compuware.  After the IPO, Compuware held 80.3% of the economic interest in and voting power of Covisint’s capital stock.  Following the distribution on October 31, 2014, Compuware will no longer hold any shares of Covisint common stock.

Item 8.01:	Other Events

A copy of the press release announcing completion of the distribution, as described in Item 2.01 above, is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01:	Financial Statements and Exhibits

(b) Pro Forma Financial Information

Exhibit 99.2 to this Current Report on Form 8-K contains the required unaudited pro forma condensed consolidated balance sheet of the Company as of June 30, 2014, and the unaudited pro forma consolidated statements of operations for the fiscal years ended March 31, 2012, 2013 and 2014 and for the three months ended June 30, 2014 reflecting the distribution of Covisint described in Item 2.01 above.

(d) Exhibits.

99.1	Press Release, dated October 31, 2014.

99.2	Unaudited pro forma consolidated financial statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUWARE CORPORATION

Date: November 4, 2014	By:	/s/ Joseph R. Angileri
	Name:	Joseph R. Angileri
	Title:	Chief Financial Officer